Exhibit 2

Execution Version

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of December 21, 2020, by and between Great Elm Group, Inc., a Delaware corporation (the “Corporation”), and J.P. Morgan Broker-Dealer Holdings Inc., a Delaware corporation (the “Purchaser”).

WHEREAS, in connection with a reorganization (the “Reorganization”) of its direct parent and sole stockholder, Great Elm Capital Group, Inc. (“Forest”), among other things, the Corporation will become the parent and sole stockholder of Forest;

WHEREAS, the Reorganization will become effective as of 12:01 a.m., Eastern Time, on the Closing Date (as defined below);

WHEREAS, following the Reorganization, the Corporation desires to sell to Purchaser, and Purchaser desires to purchase (the “Purchase”) from the Corporation, 20 shares of Forest’s common stock, $0.001 par value per share (the “Common Stock”), which such shares constitute 20% of the issued and outstanding shares of Common Stock (the “Shares”), for an aggregate purchase price in cash of $2,700,000 and on such other terms and conditions as set forth herein;

WHEREAS, concurrently with the execution of this Agreement, Purchaser and Forest have entered into a Subscription Agreement pursuant to which Purchaser has agreed to purchase shares of Series A Preferred Stock of Forest for cash (“Preferred Subscription Agreement”);

WHEREAS, prior to the Closing, but after the closing of the transactions contemplated by the Preferred Subscription Agreement (the “Preferred Investment Closing”), Forest will distribute to the Corporation, its sole common stockholder, all of its assets, other than (a) the preferred interests in Great Elm Healthcare, LLC, a Delaware limited liability company (“Healthcare LLC”), to be acquired by Forest prior to the Closing, (b) the equity interests in Great Elm FM Acquisition, Inc., (c) the Management Agreement (as defined in the Preferred Subscription Agreement), (d) $1,000,000 in cash, (e) all minute books, organizational documents and member ledgers and such other books and records of Forest that pertain to the ownership, organization or existence of Forest and (f) any rights or obligations of Forest under the Preferred Subscription Agreement or any other Transaction Document (as hereinafter defined), and the Corporation will assume certain liabilities of Forest;

WHEREAS, at the Closing, Forest, the Corporation and Purchaser will enter into the Stockholders Agreement in the form attached as Exhibit A hereto (“Stockholders Agreement”) that sets forth the respective rights and obligations of Forest and each of the stockholders of Forest following the Purchase; and

WHEREAS, capitalized terms used herein and not otherwise defined shall have the respective meanings given such terms in the Stockholders Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual benefits to be derived from this Agreement and the representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.01 Purchase and Sale of the Shares. On the terms and subject to the conditions set forth herein, the Corporation agrees to sell to Purchaser, and Purchaser agrees to purchase from the Corporation, on the Closing Date, the Shares, free and clear of all liens, security interests, pledges, encumbrances, claims, options and rights of others (each, an “Encumbrance”).

Section 1.02 Closing. The closing of the Purchase (the “Closing”) shall take place remotely via the exchange of documents and signatures at 7:10 a.m., Eastern Time, on the same day and as promptly as possible following the Preferred Investment Closing (such date, the “Closing Date”).

Section 1.03 Total Purchase Price. On the Closing Date, subject to the terms and conditions of this Agreement, Purchaser agrees to purchase the Shares for an aggregate purchase price in cash of $2,700,000 (the “Purchase Price”), which Purchase Price will be made by wire transfer of immediately available funds to the account designated to Purchaser in writing by the Corporation.

Section 1.04 Closing Deliveries. At or prior to the Closing, the parties hereto shall make the following deliveries:

(a) in addition to delivering the Purchase Price, Purchaser shall have delivered or caused to be delivered to the Corporation (i) a copy of the Stockholders Agreement duly and validly executed by Purchaser, and (ii) any other agreements, instruments, certificates or other documents contemplated hereby or thereby, duly and validly executed by Purchaser; and

(b) the Corporation shall have delivered or caused to be delivered to Purchaser (i) a copy of the Stockholders Agreement duly and validly executed by Corporation and Forest, (ii) any other agreements, instruments, certificates or other documents contemplated hereby or thereby, duly and validly executed by the Corporation, and (iii) the Shares in book entry form (the documents listed in clauses (a) and (b) of this Section 1.04, collectively the “Transaction Documents”).

Section 1.05 Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement, the consummation of the Closing and each of the transactions contemplated hereunder.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.01 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to the Corporation on the date hereof and as of the Closing:

(a) Purchaser has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Purchaser is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and any other Transaction Document to which Purchaser is a party, the performance by Purchaser of its obligations hereunder and thereunder, and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Purchaser. The performance by Purchaser of its obligations under this Agreement and any other Transaction Documents to which Purchaser is a party do not and will not result in a material conflict with or material violation of any applicable law or any provision of any material agreement or instrument to which Purchaser is a party or by which Purchaser is bound.

(b) This Agreement and the Transaction Documents are the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(c) Notwithstanding anything contained in this Agreement to the contrary, Purchaser (on behalf of itself and its Affiliates and its and their respective representatives) acknowledges that, except for the representations and warranties expressly made by the Corporation in Section 2.02: (i) none of Purchaser or any of its Affiliates or any of its or their respective representatives has executed or authorized the execution of this Agreement or any Transaction Document or entered into the transactions contemplated hereby or thereby in reliance upon, and hereby specifically disclaim reliance upon, any promise, statement, projection, forecast, representation or warranty whatsoever made or omitted to be made to any of them, including any such promise, statement, projection, forecast, representation or warranty as to the condition, value, quality or prospects of the Corporation or Forest or any of their respective subsidiaries, any assets or liabilities of the Corporation or Forest or any of their respective subsidiaries or the business of the Corporation or Forest or any of their respective subsidiaries; and (ii) none of the Corporation or any other Person on behalf of the Corporation has made any representation or warranty, express or implied, at law or in equity, as to the accuracy or completeness of any projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Purchaser or any of its Affiliates or any of its or their respective representatives in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby (including any of the foregoing made in response to any due diligence request list or made during any due diligence telephonic or in-person meetings), and none of the Corporation or any of its representatives will have or be subject to any liability to Purchaser or any of its Affiliates or any of its or their respective representatives resulting from the distribution to Purchaser or any of its Affiliates or any of its or their respective representatives of, or any such Person’s use of or reliance on, any such projection, forecast, statement or information or any errors therein or omissions therefrom, in each case, other than in the event of the Fraud of the Corporation. For purposes of this Agreement, “Fraud” means intentional and willful misrepresentation of material facts with respect to express representations and warranties contained herein, which constitute common law fraud under applicable laws.

(d) Except for the representations and warranties expressly made by the Corporation in Section 2.02, Purchaser acknowledges that none of the Corporation or any other Person on behalf of the Corporation makes any other representation or warranty, express or implied, at law or in equity, with respect to the Corporation or Forest or any of their respective subsidiaries, any such Person’s business or operations, the Shares, the transactions contemplated by this Agreement, the Preferred Subscription Agreement or the Transaction Documents or any other matter whatsoever, and Purchaser (on behalf of itself and its Affiliates and its and their respective representatives) hereby expressly disclaims any other representations or warranties, whether implied or made by the Corporation or any other Person on behalf of the Corporation.

Section 2.02 Representations and Warranties of the Corporation. The Corporation hereby represents and warrants to the Corporation on the date hereof and as of the Closing:

(a) The Corporation has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which the Corporation is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Corporation of this Agreement and any other Transaction Document to which the Corporation is a party, the performance by the Corporation of its obligations hereunder and thereunder, and the consummation by the Corporation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Corporation. The performance by the Corporation of its obligations under this Agreement and any other Transaction Documents to which the Corporation is a party do not and will not result in a material conflict with or material violation of any applicable law or any provision of any material agreement or instrument to which Purchaser is a party or by which the Corporation is bound.

(b) This Agreement and the Transaction Documents are the legal, valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(c) The Corporation (i) is the sole beneficial and record owner of the Shares holding good and valid title thereto and has full power, legal capacity and corporate authority to transfer and sell the Shares to Purchaser, (ii) possesses all right, title and interest in and to the Shares, free and clear of all Encumbrances, and (iii) there are no options, warrants, agreements, rights or other commitments of, or granted by, the Corporation, which entitles or, if exercised, could entitle, any Person to purchase or otherwise acquire any or all of the Shares being sold hereunder.

(d) All of the Shares were issued in material compliance with applicable laws. No Shares were issued in violation of any agreement or commitment to which the Corporation is a party or is subject to or in violation of any preemptive or similar right of any individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

(e) The representations and warranties of Forest set forth in Section 3.08 (Financial Statements) of the Preferred Subscription Agreement are true and correct as of the date hereof and as of the Closing.

(f) Upon the transfer, assignment and delivery of the Shares and payment therefor in accordance with the terms of this Agreement, Purchaser shall own the Shares, free and clear of all Encumbrances, which such shares shall constitute 20% of the issued and outstanding shares of Common Stock. Immediately following the Closing, the Corporation shall hold 80 shares of Common Stock, which such shares shall constitute the remaining 80% of the issued and outstanding shares of Common Stock.

(g) Except for the representations and warranties expressly made by Purchaser and set forth in Section 2.01, the Corporation acknowledges that none of Purchaser or any other Person on behalf of Purchaser makes any other representation or warranty, express or implied, at law or in equity, to the Corporation with respect to Purchaser, the transactions contemplated by this Agreement, the Preferred Subscription Agreement or the Transaction Documents or any other matter whatsoever, and the Corporation (on behalf of itself and its Affiliates and its and their respective representatives) hereby expressly disclaims any other representations or warranties, whether implied or made by Purchaser or any other Person on behalf of Purchaser.

ARTICLE III

INDEMNIFICATION

Section 3.01 Purchaser understands the meaning and legal consequences of the representations, warranties and covenants contained herein. Purchaser hereby agrees to indemnify and hold harmless the Corporation and the Corporation’s directors, officers, stockholders, agents, Affiliates and legal counsel, from and against any and all loss, damage or liability (including reasonable attorneys’ fees) due to or arising out of a material breach of any representation, warranty or covenant of Purchaser contained in this Agreement; provided, that, subject to Section 3.03 and except in the case of Purchaser’s Fraud, the aggregate amount of indemnification available pursuant to this Section 3.01, if any, shall not exceed an amount equal to $10,000,000.

Section 3.02 The Corporation understands the meaning and legal consequences of the representations, warranties and covenants contained herein. The Corporation hereby agrees to indemnify and hold harmless Purchaser and Purchaser’s directors, officers, equity holders, agents, Affiliates and legal counsel, from and against any and all loss, damage or liability (including reasonable attorneys’ fees) due to or arising out of a material breach of any representation, warranty or covenant of the Corporation contained in this Agreement; provided, that, subject to Section 3.03 and except in the case of the Corporation’s Fraud, the aggregate amount of indemnification available pursuant to this Section 3.02, if any, shall not exceed an amount equal to $10,000,000.

Section 3.03 Notwithstanding anything to the contrary contained in this Agreement, none of Purchaser, the Corporation or any of their respective directors, officers, stockholders, agents, Affiliates or legal counsel shall be liable for special, punitive, exemplary, incidental, consequential or indirect damages or lost profits or diminution in value, whether based on contract, tort, strict liability, other applicable law or otherwise and whether or not arising from the other party’s sole, joint or concurrent negligence, strict liability or other fault for any matter.

ARTICLE IV

MISCELLANEOUS

Section 4.01 Entire Agreement. This Agreement together with the other Transaction Documents and all counterparts hereto and thereto constitute the sole and entire agreement of the parties hereto with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings and agreements, both oral and written, with respect to such subject matter.

Section 4.02 Amendment. No amendments or supplements to this Agreement shall be valid and binding unless set forth in a written agreement executed and delivered by the Corporation and Purchaser.

Section 4.03 Waiver. No waiver by any party hereto of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed and delivered by the Corporation or Purchaser, as applicable. Except as provided in the preceding sentence, no action taken pursuant to this Agreement shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties or covenants set forth in this Agreement and in any documents delivered or to be delivered pursuant hereto. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach.

Section 4.04 Assignability. Purchaser shall not assign, transfer or encumber this Agreement, or any right, remedy, obligation or liability hereunder, in whole or in part, voluntarily or by operation of law (including by virtue of a merger or similar transaction), without the prior written consent of the Corporation. Any attempted assignment, transfer or encumbrance without such consent shall be void and without effect; provided that, notwithstanding the foregoing, Purchaser may assign all or any portion of its rights and obligation under this Agreement to a Permitted Transferee (as defined in the Stockholders Agreement).

Section 4.05 Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

Section 4.06 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, (c) on the date sent by email if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 4.06.

If to Corporation:	Forest Investments, Inc. c/o Great Elm Group, Inc. 800 South Street, Suite 230 Waltham, MA 02453 Attention: Adam Kleinman Email: akleinman@greatelmcap.com

with a copy to (which shall not constitute notice):	Shearman & Sterling LLP 2828 N. Harwood Street, 18th Floor Dallas, TX 75201 Attention: Alain A. Dermarkar Email: alain.dermarkar@shearman.com

If to Purchaser:

J.P. Morgan Broker-Dealer Holdings Inc.

c/o JPMorgan Chase

JPM-Delaware Loan Operations

500 Stanton Christiana Road, Ops 2/ Floor 3

Newark DE 19713

Nicholas Rapak (mgr) 302-634-4961

Email: nicholas.t.rapak@jpmorgan.com

Group Email Address:

de_custom_business@jpmorgan.com

Fax: 469-331-8148

with a copy to (which shall not constitute notice):

J.P. Morgan Chase, N.A.

4 New York Plaza, 21st Floor

New York, NY 10004

Attention: Kevin Coco

Email: kevin.coco@jpmorgan.com

Thompson & Coburn LLP

One US Bank Plaza

St. Louis, Missouri 63101

Attention: Michele Kloeppel

Email: mkloeppel@thompsoncoburn.com

Section 4.07 Counterparts. This Agreement may be executed in two or more counterparts with the same effect as if each of the parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by PDF or other electronic means shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement for all purposes. Signatures of the parties hereto transmitted by PDF or other electronic means shall be deemed to be their original signatures for all purposes.

Section 4.08 Binding Effect. Subject to the provisions of Section 4.04, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, permitted successors and assigns.

Section 4.09 Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement.

Section 4.10 No Strict Construction. Each party hereto confirms that both it and its counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties and, therefore, each party waives the application of any law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto.

Section 4.11 Governing Law; Submission to Jurisdiction; Waivers. This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of Delaware, without giving effect to any conflicts of law principles. Each of the parties hereto agrees that if any dispute is not resolved by the parties hereto, it shall be resolved only in the Courts of the State of Delaware sitting in New Castle County or the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts (collectively, the “Proper Courts”). In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally: (a) submits for itself and its property in any action relating to the document delivered pursuant to this Agreement or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Proper Courts and agrees that all claims in respect of any such action shall be heard and determined in such court in the State of Delaware, to the extent permitted by law, in such federal court; (b) consents that any such action may and shall be brought in such courts and waives any objection that it may now or thereafter have to the venue or jurisdiction of any such action in any such court or that such action was brought in an inconvenient court and agrees not to plead or claim the same; (c) agrees that service of process in any such action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address that is on record at the principal office of each party; and (d) agrees that nothing in this Agreement or any document delivered pursuant to this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware.

Section 4.12 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY: (A) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR ASSOCIATED HEREWITH; (B) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION BY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING ANY LOST PROFITS), OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (C) CERTIFIES THAT NO PARTY NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS; AND (D) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AMONG OTHER THINGS, BY THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 4.12.

Section 4.13 Each party hereto acknowledges that the other parties hereto would be irreparably damaged in the event of a breach or threatened breach by such party of any of its obligations under this Agreement and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to an injunction from a court of competent jurisdiction (without any requirement to post bond) granting such parties specific performance by such party of its obligations under this Agreement.

Section 4.14 Waiver of Conflict; Attorney-Client Privilege.

(a) Shearman & Sterling LLP and Jones Day have acted as counsel to the Corporation, Forest, Healthcare LLC and their respective Affiliates (the “GEG Parties”) in connection with the negotiation, preparation, execution and delivery of this Agreement, the Reorganization, the Preferred Subscription Agreement, the Stockholders Agreement, the Healthcare LLC Agreement (and the issuance of any equity of Healthcare LLC), and the consummation of the transactions contemplated hereby and thereby (collectively, the “Transactions”). Purchaser agrees, on behalf of itself and its Affiliates, that following consummation of the Transactions, such representation and any prior representation of a GEG Party by Shearman & Sterling LLP or Jones Day (or any successor) shall not preclude Shearman & Sterling LLP or Jones Day from serving as counsel to any GEG Party in connection with any litigation, claim or obligation arising out of or relating to this Agreement, the Reorganization, the Preferred Subscription Agreement, the Stockholders Agreement, the Healthcare LLC Agreement (and the issuance of any equity of Healthcare LLC) or the Transactions. Purchaser, on behalf of itself and its Affiliates, agrees not to seek or have Shearman & Sterling LLP or Jones Day disqualified from any representation of a GEG Party based upon the prior representation of a GEG Party by Shearman & Sterling LLP and Jones Day. Each party hereto, on behalf of itself and its Affiliates ,hereby consents to such future representation of a GEG Party by Shearman & Sterling LLP or Jones Day and waives any conflict of interest arising from such prior representation of a GEG Party, and each party hereto shall cause any of its Affiliates to consent to waive any conflict of interest arising from such future representation of a GEG Party. Each party hereto acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in connection with the conflict waiver set forth in this Section 4.14(a).

(b) All communications with or between a GEG Party, on the one hand, and Shearman & Sterling LLP or Jones Day, on the other hand, relating to Shearman & Sterling LLP’s or Jones Day’s representation of a GEG Party on or before the Closing, including the negotiation, preparation, execution and delivery of this Agreement, the Reorganization, the Preferred Subscription Agreement, the Stockholders Agreement, the Healthcare LLC Agreement (and the issuance of any equity of Healthcare LLC) and the Transactions (collectively, the “Privileged Communications”), shall be deemed to be subject to attorney-client privilege and the expectation of client confidence relating to all such communications shall belong solely to the Corporation and shall not pass to or be claimed by Purchaser, Forest or Healthcare LLC following consummation of the Transactions. Accordingly, none of Purchaser, Forest or Healthcare LLC shall have access to any Privileged Communications or to the files of Shearman & Sterling LLP or Jones Day relating to such engagement from and after Closing. Without limiting the generality of the foregoing, from and after the Closing, (a) the Corporation (and not Purchaser, Forest or Healthcare LLC) shall be the sole holder of the attorney-client privilege with respect to such engagement, (b) to the extent files of Shearman & Sterling LLP or Jones Day in respect of such engagement constitute property of the client, only the Corporation (and not Purchaser, Forest or Healthcare LLC) shall hold such property rights and (c) Shearman & Sterling LLP and Jones Day shall have no duty whatsoever to reveal or disclose any such Privileged Communications or files to Purchaser, Forest or Healthcare LLC by reason of any attorney-client relationship between each of Shearman & Sterling LLP and Jones Day with Purchaser, Forest or Healthcare LLC or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Forest or Healthcare LLC, on the one hand, and a third party, including Purchaser, on the other hand, Forest and Healthcare LLC and their respective Affiliates may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Forest nor Healthcare LLC may waive such privilege without the prior written consent of the Corporation, and neither Forest nor Healthcare LLC nor any of their respective Affiliates shall raise any possible disclosure to the Corporation as a waiver of such privilege.

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have duly executed this Stock Purchase Agreement as of the date first above written.

PURCHASER

J.P. MORGAN BROKER-DEALER HOLDINGS INC.

By:	/s/ Brian M. Ercolani

Name:	Brian M. Ercolani
Title:	Operations Manager

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed this Stock Purchase Agreement as of the date first above written.

CORPORATION

GREAT ELM GROUP, INC.

By:	/s/ Peter Reed

Name:	Peter Reed
Title:	Chief Executive Officer

[Signature Page to Stock Purchase Agreement]